Exhibit 10.26

[DATE]

[NAME]
[Company Address]

Via Electronic Mail

Re: Key Employee Retention Bonus - CONFIDENTIAL

Dear [●]:

In recognition of your continuing key role at Luminar Technologies, Inc. (the “Company”) or its subsidiaries or affiliates, you are eligible to earn a retention bonus upon the terms and conditions set forth in this letter agreement (this “Agreement”).  For this Agreement between you and the Company to become effective, you must accept this offer by returning an executed copy of this Agreement to [●] no later than the date and time set forth on the signature page hereto, after which date and time this offer expires. Certain capitalized terms are defined in Section 5 below.   This Agreement is effective as of [__], 2025 (the “Effective Date”).

1.
Retention Bonus.  You will be eligible to earn a retention bonus in the amount of $[●] (the “Retention Bonus”), payable in a cash lump sum as soon as practicable following your execution of this Agreement.  Your eligibility to retain this Retention Bonus will be subject to the terms and conditions of this Agreement, including the employment requirement set forth in Section 2 below.

2.
Employment Requirement.  Your right to retain the Retention Bonus hereunder is conditioned upon your continued employment with the Company and its subsidiaries and affiliates (the “Company Group”) through the date that is the earlier of (i) twelve months following the Effective Date (the “Retention Date”) and (ii) the date of consummation of a Restructuring Event.  Your Retention Bonus will become vested and no longer subject to the Company’s “clawback right” (described in Section 4 below) upon such date or, if earlier, the date of a Qualifying Termination (subject to Section 3 below) (as applicable, the “Vesting Date”). For the avoidance of doubt, upon the Vesting Date, your Retention Bonus will be deemed fully earned and not subject to the Company’s clawback right.

3.
Qualifying Termination.  If your employment is terminated by the Company Group by reason of a Qualifying Termination prior to the occurrence of the Retention Date or a Restructuring Event, then you will be eligible to retain the Retention Bonus, which will no longer be subject to clawback.  Any waiver of the clawback will be contingent on your (or your estate’s) execution and non-revocation of an agreement, in a standard form provided by the Company, granting a full release of all actual and potential claims you have or may have against the Company Group (the “Release”).

4.
Clawback Right.  If your employment with the Company Group terminates prior to the occurrence of the Retention Date or a Restructuring Event for any reason other than a Qualifying Termination, you hereby agree to repay to the Company the gross (pre-tax) amount of the Retention Bonus within fifteen days following the date of such termination.  If you do not timely make such repayment, the Company will be entitled to recover from you collection costs and damages, including reasonable legal fees, expenses and court costs, arising from the enforcement of this obligation to the maximum extent permitted by law.

5.	Definitions.

a.
Cause.  For purposes of this Agreement, “Cause” has the meaning ascribed to such term in any applicable employment agreement or offer letter between you and any member of the Company Group in effect on the date of your termination or, in the absence thereof, means the occurrence of any one or more of the following: (i) any material breach by you of any material written agreement between you and the Company; (ii) any failure by you to comply with the Company’s material written policies or rules as they may be in effect from time to time; (iii) your indictment for, conviction of, or plea of guilty or nolo contendere to, any felony or crime that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company; (iv) your commission of or participation in an act of fraud against the Company; (v) your intentional material damage to the Company’s business, property or reputation; or (vi) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company.  The term “Company” will be interpreted to include any subsidiary or affiliate of the Company, or any successor thereto, if appropriate.

b.
Good Reason.  For purposes of this Agreement, “Good Reason” has the meaning ascribed to such term in any applicable employment agreement or offer letter between you and any member of the Company Group effect on the date of a Qualifying Termination or, in the absence thereof, means, without your consent (i) any reduction of your annual base salary or target annual cash bonus percentage, other than across the board reductions for all similarly situated employees; or (ii) a relocation of your principal place of employment by more than 50 miles from the principal place of business of your employment (if applicable); provided, that neither event described in clauses (i) and (ii) will constitute Good Reason unless (A) you have given the Company written notice setting forth the conduct that constitutes Good Reason within ten days following the occurrence of such conduct, and such conduct remains uncorrected for thirty days, and (B) you actually terminate no later than five days following the end of such cure period.

c.
Restructuring Event.  For purposes of this Agreement, “Restructuring Event” means a transaction or series of transactions consummated after the date hereof, involving (i) the sale of all or substantially all of the Company’s assets, including under Section 363 of the United States Bankruptcy Code (the “Bankruptcy Code”), or (ii) the recapitalization or restructuring of all or substantially all of the equity and/or debt securities and/or other indebtedness of the Company, which recapitalization or restructuring is effected pursuant to an exchange transaction, tender offer, plan of reorganization pursuant to chapter 11 of the Bankruptcy Code or otherwise.  The occurrence of a Restructuring Event and the effective date thereof will be determined by the board of directors of the Company in its sole discretion.

d.
Qualifying Termination.  For purposes of this Agreement, “Qualifying Termination” means a termination of employment with the Company Group by reason of (i) death, (ii) permanent disability (as defined consistent with the Company’s long-term disability income plan), (iii) termination by any member of the Company Group without Cause, or (iv) termination by you for Good Reason.

6.
Effect on Other Compensation. By signing this Agreement, for good and valuable consideration provided herein, you agree and acknowledge that you have no further right or entitlement or claims with respect to (i) any potential cash and/or equity awards in connection with the 2024 and 2025 annual bonuses, (ii) any potential transaction or change in control bonuses, and (iii) any past or future obligations of the Company to “fixed value equity” awards or grants under any agreement with the Company.  For the avoidance of doubt, the foregoing has no effect on any future equity-based awards granted by the Company.  Any entitlements you have to severance pursuant to any agreement with the Company or any affiliate shall not be affected by this Agreement, unless there is a filing of a bankruptcy proceeding under the Bankruptcy Code, in which case you acknowledge and agree that your rights to severance will be determined in accordance with the Bankruptcy Code and applicable bankruptcy law and may be impacted or limited thereunder.

7.
Section 409A.  The payments and benefits under this Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be exempt from Section 409A.  Notwithstanding the foregoing, the Company makes no representation with respect to compliance with Section 409A and will not be liable to you for any taxes or penalties under Section 409A.

8.
Assignment.  You may not assign your rights under this Agreement except upon your death.  The Company may assign its obligations hereunder to any successor, including any acquirer of all or substantially all of the assets of the Company and its subsidiaries and affiliates.

9.
Entire Agreement; Other Agreements.  This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof, and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written. Except as specifically contemplated by Section 6 above, this Agreement does not modify, amend or supersede any other rights or obligations of you or the Company under the terms of any employment contract, deferred compensation arrangements, offer letter or compensation plan, policy or arrangement, including, without limitation, any noncompetition, nonsolicitation or other restrictive covenant contained in any employment agreement, offer letter or plan or arrangement between you and the Company or its subsidiaries or affiliates, which are hereby reaffirmed by you and the Company in consideration of your eligibility for the Retention Bonus.  No modification or amendment of   this Agreement will be effective without a prior written agreement signed by you and the Company.

10.
Confidentiality.  You hereby agree, to the maximum extent permitted by law, to, and cause your affiliates and representatives to, keep confidential the existence and the terms of this Agreement; provided, however, that (i) you may disclose the terms of this Agreement to your financial or legal advisers who reasonably need to have access to such information to provide services to you, or to your spouse, so long as you have made such parties aware of the confidential nature of such information prior to disclosure, and (ii) you may disclose the terms of this Agreement if required to do so by any applicable legal requirement so long as reasonable prior notice of such required disclosure is given to the Company.

11.
Notices.  All notices, approvals and other communications required or permitted to be given under this Agreement will be in writing and will be validly served or given if delivered in person, electronically (with read receipt acknowledgment), mailed by first class mail (registered or certified, return receipt requested), or overnight air courier with proof of delivery (a) if to the Company, at its principal corporate offices addressed to the attention of [__] with a copy to [__], Attention: [__] and (b) if to you, at your home address as such address may appear on the records of the Company, or to such other address as such party may hereafter specify in written notice to the other party.

12.
Governing Law; WAIVER OF JURY TRIAL.  To the maximum extent permitted by law, this Agreement is governed by and to be construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.  The parties to this Agreement each hereby irrevocably submits to the non-exclusive jurisdiction of courts of the State of Delaware or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in courts of the State of Delaware or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13.
Tax.  Amounts payable under this Agreement are subject to withholding for all federal, state and local income and employment taxes (including social security) and any other amounts required to be deducted or withheld from any such payment pursuant to any applicable law or regulation with respect to the making of such payment.

14.
Waiver.  Failure by either party to exercise, or any delay in exercising, any right or remedy provided under this Agreement or by law will not constitute a waiver of that or any other right or remedy, nor will it prevent or restrict any further exercise of that or any other right or remedy.

15.
Severability.  In case any provision in this Agreement is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

16.
Counterpart Originals.  This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) will be as effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

To accept this Agreement, please sign where indicated below, and return no later than [DATE] at [●] p.m. (Eastern Time) to [__].

Sincerely,

[●]

By:
Title:

ACCEPTED AND AGREED AS OF THE DATE BELOW:

[Recipient name]

Date: